UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 16, 2026
Elicio Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39990	11-3430072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

451 D Street, 5th Floor
Boston, Massachusetts 02210
(Address of principal executive offices, including zip code)
(857) 209-0050
Registrant's telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.01 par value per share	ELTX	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On March 16, 2026, Elicio Therapeutics, Inc. (the “Company”) entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc., JonesTrading Institutional Services LLC and Ladenburg Thalmann & Co. Inc. (the “Agents”) with respect to an at-the-market offering program under which the Company may issue and sell, from time to time at its sole discretion, shares of its common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $100.0 million (the “Placement Shares”) through the Agents. The issuance and sale, if any, of the Placement Shares by the Company under the Sales Agreement will be made pursuant to the Company’s registration statement on Form S-3 (File No. 333-293861), as amended.
Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, the Agents may sell the Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, including, without limitation, sales made through The Nasdaq Capital Market or on any other existing trading market for the Common Stock. The Agents will use commercially reasonable efforts to sell the Placement Shares from time to time, based upon instructions from the Company (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company will pay the Agents a commission equal to an aggregate of three percent (3.0%) of the gross sales proceeds of any Placement Shares sold through the Agents under the Sales Agreement, and also has provided the Agents with customary indemnification and contribution rights.
The Company is not obligated to make any sales of Common Stock under the Sales Agreement. The offering of Placement Shares pursuant to the Sales Agreement will terminate upon the earlier of (i) the issuance and sale of all Placement Shares subject to the Sales Agreement or (ii) termination of the Sales Agreement in accordance with its terms. The Company may terminate the Sales Agreement at any time upon three days’ prior notice and the Agents may terminate the Sales Agreement with respect to itself at any time upon three days’ prior notice or immediately upon notice upon the occurrence of certain specified events.
The foregoing description of the Sales Agreement is qualified in its entirety by reference to the full text of the Sales Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Company, has issued a legal opinion relating to the Placement Shares. A copy of such legal opinion, including the consent included therein, is attached as Exhibit 5.1 hereto.
This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Item 1.02 Termination of a Material Definitive Agreement.
As previously disclosed on June 3, 2024, the Company entered into a Capital on Demand™ Sales Agreement with JonesTrading Institutional Services LLC (“Jones”) as sales agent (the “Jones Sales Agreement”), pursuant to which the Company was permitted to issue and sell, from time to time through Jones, shares of the Company’s common stock having an aggregate offering price of up to $40.0 million.
On March 16, 2026, the Company delivered written notice to Jones to terminate the Jones Sales Agreement and the offering of shares contemplated thereby, effective upon delivery, pursuant to Section 12(b) of the Jones Sales Agreement. Jones waived the Company’s requirement in Section 12(b) of the Jones Sales Agreement to provide three (3) days’ written notice to terminate the Jones Sales Agreement and the requirement of Section 12(f) of the Jones Sales Agreement that any termination of the Jones Sales Agreement in accordance with Section 12(b) shall not be effective until ten (10) days after the date of such notice. The Company is not subject to any termination penalties related to the termination of the Jones Sales Agreement.
Following the termination of the Jones Sales Agreement, the Company may not issue or sell any additional shares of its common stock under the Jones Sales Agreement or the related prospectus, effective as of June 11, 2024.
The foregoing description of the Jones Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Jones Sales Agreement, a copy of which was filed as Exhibit 1.3 to the Company’s shelf registration statement on Form S-3 filed with the SEC on June 3, 2024 and declared effective by the SEC on June 11, 2024, and of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., dated March 16, 2026.
10.1
At Market Issuance Sales Agreement, dated as of March 16, 2026, by and between Elicio Therapeutics, Inc. and B. Riley Securities, Inc., JonesTrading Institutional Services LLC and Ladenburg Thalmann & Co. Inc.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1 above).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elicio Therapeutics, Inc.

	By:	/s/ ROBERT CONNELLY
Date: March 16, 2026		Robert Connelly President and Chief Executive Officer (Principal Executive Officer)